CONSULTING AGREEMENT

THIS AGREEMENT (the "Agreement"), dated as of February ___, 2005, is made by and between ASSOCIATION OF VOLLEYBALL PROFESSIONALS, INC., a Delaware corporation (the "Company"), and MONTECITO CAPITAL PARTNERS, LLC, a Nevada limited liability company (the "Consultant").

WHEREAS, the Company and the Consultant desire to enter into an agreement whereby the Consultant will provide certain management consulting services for the Company on the terms and conditions hereinafter set forth; and

WHEREAS, the Consultant is willing to provide such management consulting services for the Company.

NOW, THEREFORE, the parties hereto agree as follows:

1. **Engagement**. On the terms and subject to the conditions set forth below, the Company engages Consultant as an independent contractor, to render management consulting services to the Company as hereinafter provided, and Consultant accepts such engagement.

2. **Consulting of Services.** During the term of this Agreement, the Consultant shall render advisory, consulting and other services in relation to the operations of the Company, its management, strategic planning, marketing and financial oversight, only at a time, in a manner and at a place mutually agreed upon.

3. **Term**. The engagement of the Consultant hereunder by the Company shall commence as of the date hereof and shall continue through February __, 2006.

4. **Compensation**. As and for the entire compensation to be paid to the Consultant for any and all services to be rendered to the Company pursuant to this Agreement, the Company agrees to pay to Consultant a fee in the amount of $240,000, payable in twelve (12) equal installments of $20,000 each with the first payment due on the date hereof and monthly thereafter until the entire amount of $240,000 has been paid in full. The Company retains the right, at its option, and from time to time, to prepay in whole or in part, any amount due to the Consultant hereunder. If prepaid in whole this Agreement shall then terminate. In the event Company fails to pay any sums to the Consultant under this Agreement, as and when due, and fails to cure such default within thirty (30) days after receipt of written notice thereof from the Consultant, then the Consultant shall have the right, at its option, to declare the balance then remaining due to it hereunder immediately due and payable.

5. **Agency Authority.** The Consultant has no authority to sign documents on the Company's behalf nor to accept any order, or to assume or create any obligations on behalf of the Company.

6. **Reimbursement of Expenses.** The Company shall reimburse the Consultant for any and all reasonable out-of-pocket expenses incurred by the Consultant on the Company's

behalf, however, only with the Company's prior approval and upon presentation by the Consultant of reasonable documentation of such expenses.

7. **Independent Contractor.** Consultant shall, at all times, render services pursuant to this Agreement as an independent contractor and not as an employee, agent or servant of Company, nor shall Consultant, by reason of this Agreement or the services performed pursuant hereto, be an employee of Company for purposes of withholding, employee payroll taxes, contributions, pensions or otherwise.

8. **Confidential Information**. The Consultant shall not, at any time during or following expiration or termination of its engagement hereunder (regardless of the manner, reason, time or cause thereof) directly or indirectly disclose or furnish to any person not entitled to receive the same for the immediate benefit of the Company any trade secrets or confidential information including, without limitation, information as to the business methods, operations and affairs of the Company or its affiliates. All such trade secrets and confidential information acquired or compiled by the Company or the Consultant during the term of this Agreement shall be the exclusive property of the Company.

9. **Binding Effect**. This Agreement will inure to the benefit of and shall be binding upon the parties hereto and their respective successors or assigns (whether resulting from any reorganization, consolidation or merger of either of the parties or any assignment to a business to which all or substantially all of the assets of either party are sold).

10. **Entire Agreement**. This Agreement contains the entire agreement and understanding of the parties with respect to the subject matter hereof, supersedes all prior agreements and understandings with respect thereto and cannot be modified, amended, waived or terminated, in whole or in part, except in writing signed by the party to be charged.

11. **Construction.** While the parties hereto believe that the terms hereof are fair, reasonable and enforceable in all respects, it is agreed that any provision of this Agreement which is held to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In addition to any other remedy which the Company may have at law or in equity, the Company shall be entitled to injunctive relief for a breach of Section 8 of this Agreement by the Consultant.

12. **Notices**. All notices required to be given under the terms of this Agreement or which any of the parties desires to give hereunder shall be in writing and shall be effective upon delivery by hand or upon receipt if sent by certified or registered mail (postage prepaid and return receipt requested) or by a nationally recognized overnight courier service (appropriately marked for overnight delivery) or upon transmission if sent by facsimile. Notices shall be addressed as follows:

If to the Company to:

Association of Volleyball Professionals, Inc.
6100 Center Drive, 9th Floor
Los Angeles, California 90045
Attention: Leonard Armato
Facsimile No. (310) 426-8010

With a copy to:

Loeb & Loeb LLP
345 Park Avenue
New York NY 10154-0037
Attention: David C. Fischer
Facsimile No. (212) 407-4990

If to the Consultant to:

Montecito Capital Partners, LLC
1187 Coast Village Road, Suite 319
Santa Barbara, California 93108
Attention: Jeffrey Wattenberg
Facsimile No: (805) 565-3875

With a copy to:

Danzig Kaye Cooper Fiore and Kay, LLP
30A Vreeland Road
Florham Park, New Jersey 09732
Attention: David Kaye, Esq.
Facsimile No. (973) 443-0609

Any Party may change the address to which notices are required to be sent by giving notice of such change in the manner provided in this Section.

13. **Miscellaneous**. This Agreement:

(a) shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns;

(b) may not (except as provided in Section 9 hereof) be assigned by either party hereto without the prior written consent of the other party (any purported assignment hereof in violation of this provision being null and void);

(c) may be executed in any number of counterparts, and by any party on separate counterparts, each of which as so executed and delivered shall be deemed an original but all of which together shall constitute one and the same instrument;

(d) may be amended, modified or supplemented only by a written instrument executed by all of the parties hereto;

(e) embodies the entire agreement and understanding of the parties hereto in respect of the transactions contemplated hereby and supersedes all prior agreements and understandings among the parties with respect thereto; and

(f) shall be governed by and construed in accordance with the laws of the State of California without regard to the conflict of laws principles thereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ASSOCIATION OF VOLLEYBALL PROFESSIONALS, INC.

By: ______________________

Name: Leonard Armato

Title: President

MONTECITO CAPITAL PARTNERS, LLC

By: ______________________

Name: Jeffrey Wattenberg

Title: Member